[Meta tags: Ecrypt, ECRY, Laluna, stock, promotion]

Ecrypt Technologies Comments on Recent Stock Volume and Price Increase

Boulder, CO – November 25, 2014 - Ecrypt Technologies (“Ecrypt” or “the Company”) (OTCQB:ECRY) a Colorado corporation, announces that it has been made aware of a significant increase in the share price and trading volume of the Company's shares beginning Friday November 21, 2014 and continuing Monday November 24, 2014.

The Company has been advised by the British Columbia Securities Commission ("BCSC") that the Company is the subject of a promotional campaign by at least one newsletter writer making unsupported, highly promotional, statements about the Company’s future share price (the “Promotion”). The promotional campaign coincides with and appears to have effected a significant increase in the share price and trading volume of the Company's shares beginning Friday November 21, 2014.

The Company and its officers and directors did not authorize the Promotion in any way and do not endorse it.  The Company and its officers and directors did not participate in, or benefit from, trading in the Company’s shares during the Promotion period.

Sources disclosing the Promotion indicate that Laluna Services Inc. (Laluna) engaged, and may compensate, the letter writer for the promotional campaign. The Company and its officers and directors do not know who beneficially owns controls or represents Laluna, or what interest Laluna has in promoting the Company’s shares. The Company and its officers and directors are unaware of any business reason for the sudden increase in market activity for its shares.

Any investor interested in the Company should review the filings with the Securities and Exchange Commission on EDGAR (US) or the BCSC on SEDAR (Canada).

On behalf of the Board

Dr. Thomas A. Cellucci, CEO and Director

About Ecrypt Technologies Ecrypt Technologies, Inc. is at the forefront of data security, specializing in military-strength information security solutions for enterprise, government and military. Ecrypt empowers organizations with the freedom to communicate and collaborate without risk of liability, reputation damage, competitive threat and other negative outcomes. Ecrypt is the trusted first choice for those looking to keep their communications confidential. For more information, visit http://ecryptinc.com

Media ContactEcrypt Technologies, Inc.

1.866.204.6703

media@ecryptinc.com

www.ecryptinc.com